FOR IMMEDIATE RELEASE

Ciena Expands Edge and 5G Capabilities with Acquisition of Vyatta Routing and Switching Technology from AT&T

HANOVER, Md. – September 2, 2021 – Ciena® Corporation (NYSE: CIEN) has entered into a definitive agreement with AT&T to acquire its Vyatta virtual routing and switching technology.

The acquisition reflects Ciena’s continued investment in its Routing and Switching roadmap to address the growing market opportunity to transform the edge, including 5G networks and cloud environments. Specifically, these key technologies and expertise will serve to expand and accelerate Ciena’s Adaptive IP solution set. In addition, Ciena has agreed to support the Vyatta routing platform in AT&T’s wireless network across multiple 5G use cases, enterprise business services and virtual networks with cloud scalability. Ciena plans to integrate the team of engineering specialists into its Routing and Switching research and development (R&D) organization.

“The addition of the Vyatta talent and assets to our Routing and Switching business will extend Ciena’s success in helping customers create virtualized networks and deploy new features faster and cost effectively across 5G, enterprise and cloud use cases,” said Scott McFeely, Senior Vice President, Global Products and Services at Ciena.

“This agreement is a sign of the maturity of the ecosystem and encompasses years of innovation, collaboration and expertise,” said Andre Fuetsch, Chief Technology Officer of Network Services at AT&T. “Our acquisition of the Vyatta assets in 2017 helped us virtualize 75% of our network and led to the development of the first telco grade open-source network operating system. We’re looking forward to the continued use of Vyatta and the development of new use cases as a result of this transaction.”

The acquisition of the Vyatta talent and certain intellectual property is expected to close by the end of the calendar year. Financial terms were not disclosed.

###

About Ciena Ciena (NYSE: CIEN) is a networking systems, services and software company. We provide solutions that help our customers create the Adaptive NetworkTM in response to the constantly changing demands of their end-users. By delivering best-in-class networking technology through high-touch consultative relationships, we build the world’s most agile networks with automation, openness and scale. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

Note to Ciena Investors You are encouraged to review the Investors section of our website, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that are based on our current expectations, forecasts, information and assumptions. These statements involve inherent risks and uncertainties. Actual results or outcomes may differ materially from those stated or implied, because of risks and uncertainties, including those detailed in our most recent annual and quarterly reports filed with the SEC. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies and can be identified by words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.